PRICING SUPPLEMENT NO. 4

          FILED PURSUANT TO RULE 424(b)(3)

DATED SEPTEMBER 18, 2006 TO

          REGISTRATION NO. 333-136056

PROSPECTUS DATED JULY 26, 2006

AND PROSPECTUS SUPPLEMENT DATED AUGUST 14, 2006

AMERICAN GENERAL FINANCE CORPORATION

MEDIUM-TERM NOTES, SERIES J

(FIXED RATE)

DUE NINE MONTHS OR MORE FROM DATE OF ISSUE

Principal Amount:  U.S.$125,000,000

Original Issue Date:  September 21, 2006

Agents’ Discount or Commission:  U.S.$437,500

Stated Maturity:  August 17, 2011

Net Proceeds to Issuer:  U.S.$124,952,500

Interest Rate:  5.625%

Form:

[  x  ] Book Entry

[      ] Certificated

CUSIP No.:  02635PTF0

Specified Currency (If other than U.S. dollars):  N/A

Authorized Denominations (If other than U.S.$100,000 and integral multiples of U.S.$1,000 in excess thereof):  N/A

The notes are being placed through or purchased by the Agents listed below:

Citigroup Global Markets Inc. Barclays Capital Inc.	U.S. $ 105,000,000 U.S. $ 20,000,000	Capacity: Capacity:	[ x ] Agent [ x ] Agent	[ ] Principal [ ] Principal

If as Agent:

The notes are being offered at a fixed initial public offering price of 100.312% of principal amount plus accrued interest from August 17, 2006.

If as Principal :

[    ]

The notes are being offered at varying prices related to prevailing market prices at the time of resale.

[    ]

The notes are being offered at a fixed initial public offering price of ____% of principal amount.

Interest Payment Date(s):   Semi-annually on every February 17th and August 17th, commencing February 17, 2007

Redemption Provisions:

[  x  ]

The notes cannot be redeemed prior to the Stated Maturity.

[      ]

The notes may be redeemed prior to the Stated Maturity.

Initial Redemption Date:

Initial Redemption Percentage:  ___%

Annual Redemption Percentage Reduction:  ___%

Optional Repayment Provisions:

[  x  ]

The notes cannot be repaid prior to the Stated Maturity.

[      ]

The notes can be repaid prior to the Stated Maturity at the option of the holder of the notes.

Optional Repayment Date(s):

Other Provisions:   None.

The notes offered hereby constitute a further issuance of, and will be consolidated with, the $350,000,000 aggregate principal amount of 5.625% Notes due 2011, issued by us on August 17, 2006.  The notes offered hereby will have the same CUSIP number as the previously issued notes. Upon completion of this offering, the aggregate principal amount outstanding of such notes will be $475,000,000.

We are offering notes on a continuing basis through ABN AMRO Incorporated, Banc of America Securities LLC, Barclays Capital Inc., BNP Paribas Securities Corp., BNY Capital Markets, Inc., Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, Daiwa Securities America Inc., Deutsche Bank Securities Inc., Goldman, Sachs & Co., HSBC Securities (USA) Inc., J.P. Morgan Securities Inc., McDonald Investments Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Mitsubishi UFJ Securities International plc, Morgan Stanley & Co. Incorporated, RBC Capital

Markets Corporation, Greenwich Capital Markets, Inc., Santander Investment Securities Inc., Scotia Capital (USA) Inc., SG Americas Securities, LLC, UBS Securities LLC, and Wachovia Capital Markets, LLC, as agents, each of which has agreed to use its reasonable efforts to solicit offers to purchase notes. We may also accept offers to purchase notes through other agents. See “Plan of Distribution” in the accompanying prospectus supplement. To date, including the notes described by this pricing supplement, we have accepted offers to purchase $1,250,000,000 aggregate principal amount (or its equivalent in one or more foreign currencies) of notes described in the accompanying prospectus supplement.

____________________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined if the prospectus, the prospectus supplement or this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.